Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 9th day of June, 2016 (“Execution Date”), by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”) and CARBYLAN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of July 13, 2015 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building located at 7979 Gateway Boulevard, Newark, California (the “Building”);

B. WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions; and

C. WHEREAS, this Agreement is hereby made expressly contingent upon the satisfaction of the Condition Precedent set forth in Section 9 below, and in the event the Condition Precedent is not satisfied, then this Agreement will automatically be null and void ab initio and will have no further force or effect.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Surrender Date. Tenant shall surrender the Premises to Landlord in broom clean condition and in the condition required under the Lease no later than June 30, 2016 (“Surrender Date”); provided that notwithstanding anything to the contrary in the Lease, Tenant will surrender the Premises to Landlord with all existing furniture, cubicles and lab equipment (“F,F&E”) in place. All such F,F&E will be and become the property of Landlord as of the Surrender Date, and Tenant represents and warrants that there are no third parties with any right, title or interest in such F,F&E. Tenant’s obligations and representations under this Section 1 shall survive the termination of the Lease or this Agreement.

2. Termination Fee. On or before the Surrender Date, Tenant shall pay to Landlord, by wire transfer in immediately available funds, a termination fee equal to Two Million Four Hundred Fifty-Four Thousand Twenty-Eight and 00/100 Dollars ($2,454,028).

3. Lease Termination. Upon full satisfaction of all of the Tenant’s obligations set forth in Section 1 and Section 2 of this Agreement (“Surrender Obligations”), the Lease shall terminate automatically and without further action by the Tenant or Landlord effective as of 11:59 p.m. Pacific Time on the date that Tenant has fully satisfied such Surrender Obligations (“Lease Termination”); provided that in the event any of the Surrender Obligations have not occurred on or before the Surrender Date, Landlord may, in its sole discretion, elect to deem the

Lease Termination to be the Surrender Date, in which case Tenant will fulfill the Surrender Obligations as soon as reasonably possible after the Lease Termination. As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease, including, for the avoidance of doubt, Article 11.

4. Reservation of Rights. Notwithstanding any Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any default of Tenant under the Lease existing as of the Lease Termination. Notwithstanding the foregoing, the Landlord represents and warrants that as of the Execution Date, it has no knowledge of any existing default by the Tenant under the Lease.

5. Release of Rights. As of Lease Termination, Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease arising from and after Lease Termination; provided, that notwithstanding anything to the contrary in this Agreement, in no event does Tenant release, cancel, annul, rescind, discharge, disclaim, waive or release any right or benefit Tenant may have under Article 11 of the Lease, including the right to receive the Security Deposit under Section 11.4 thereof.

6. Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises as of the Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

7. Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.

8. Effectiveness. Submission of this Agreement for examination or signature by Tenant does not constitute a reservation of or option for a contract, and this Agreement shall not be effective as a contract or otherwise until execution by and delivery to both Landlord and Tenant.

9. Contingency. This Agreement is hereby made expressly contingent upon Tenant’s execution and delivery of a definitive agreement (excluding, for the avoidance of doubt, any letter of intent) with respect to any acquisition by a third party of all or substantially all of Tenant’s assets or greater than 50% of Tenant’s equity interests, whether by way of a merger, consolidation, reorganization, issuance of stock or other securities, tender offer or other business combination, or otherwise (a “Definitive Transaction Agreement”) on or before June 29, 2016 (the “Condition Precedent”). Notwithstanding anything to the contrary in this Agreement, in the event that the Condition Precedent is not satisfied, then this Agreement will be automatically null and void ab initio and will have no further force or effect.

10. Attorneys’ Fees. Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

11. Integration. The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

12. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to California’s conflict of law principles.

14. Authority. Tenant guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

16. Amendment. No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

17. Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, Tenant’s use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.

18. Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

19. Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

20. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day hereinabove first written.

LANDLORD:

BMR-PACIFIC RESEARCH CENTER LP,

a Delaware limited partnership

By:	/s/ Denis J. Sullivan
Name:	Denis J. Sullivan
Its:	Chief Financial Officer

TENANT:

CARBYLAN THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ David M. Renzi
Name:	David M. Renzi
Its:	President and CEO